Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-4 and related joint proxy statement/prospectus of S&P Global Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated January 17, 2020, with respect to the consolidated financial statements of IHS Markit Ltd., and the effectiveness of internal control over financial reporting of IHS Markit Ltd., included in its Annual Report on Form 10-K for the year ended November 30, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

January 20, 2021